                                                                  Exhibit 99.1

For Immediate Release
---------------------
March 4, 2004

           NORDSTROM FEBRUARY SAME-STORE SALES INCREASE 14.1 PERCENT
           ---------------------------------------------------------

     SEATTLE - March 4, 2004 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $431.3 million for the 28-day period ending February 28, 2004, an increase of 11.8 percent compared to sales of $385.8 million for the 29-day period ending March 1, 2003. Same-store sales increased 8.8 percent for the 28-day period in 2004 compared to the 29-day period in 2003. On a comparable 28-day to 28-day basis, same-store sales increased 14.1 percent.

     February same-store sales in full-line stores increased in all geographic regions and all major merchandise categories.

SALES RECORDING
     To hear Nordstrom's prerecorded February sales message, please dial (402) 220-6036. This recording will be available for one week.

GAAP SALES PERFORMANCE
     The additional information provided in this section is to comply with the Securities and Exchange Commission's Regulation G. The Company converted to a 4-5-4 Retail Calendar at the beginning of 2003. This change in the fiscal calendar has resulted in differences in the number of days included in the current period versus the same period in the prior year. The Company believes that adjusting for this difference provides a more comparable basis (4-5-4 vs. 4-5-4) from which to evaluate sales performance. The following reconciliation bridges 2003 GAAP sales to the 4-5-4 comparable sales.


                                                               Dollar      % Change      % Change
Sales Reconciliation ($M)  February 2004  February 2003      Increase   Total Sales    Comp Sales
                           -------------  -------------    ----------   -----------    ----------
        Number of Days GAAP           28             29
                 GAAP Sales       $431.3         $385.8         $45.5         11.8%          8.8%
    Less Feb. 1, 2003 sales           --         ($18.2)
       Reported 4-5-4 sales       $431.3         $367.6         $63.7         17.3%         14.1%
                               =========      =========
        4-5-4 Adjusted Days           28             28


FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next several months is provided in the table below.
                  March Sales Release                 Thurs., April 8, 2004
                  April Sales Release                 Thurs., May 6, 2004
                  First Quarter Earnings              Thurs., May 20, 2004
                  Annual Meeting                      Tues., May 25, 2004

     Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 148 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 92 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.

SALES SUMMARY
(unaudited; $ in millions)                  Feb.          Feb.
                                            2004          2003
                                            ----          ----
Total sales                               $431.3        $367.6
Total sales percentage change               17.3%          2.4%
Same-store sales percentage change          14.1%         (2.3%)

Number of stores (as of Feb. 29, 2004)
     Full-line                                92            88
     Rack and other                           56            54
     International Faconnable boutiques       31            23
                                             ---           ---
     Total                                   179           165

Gross square footage                  19,138,000    18,385,000

Investor Contact:
Stephanie Allen, 206-303-3262

Media Contact:
Shasha Richardson, 206-373-3038

Certain statements in this news release might contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results, store openings and distribution channels, planned capital expenditures, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature such as earthquakes and floods, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.
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